EXHIBIT 99.1

TRADED: NYSE (IEX)

For further information, contact:

Heath A. Mitts

Vice President–Chief Financial Officer

847.498.7070

FOR IMMEDIATE RELEASE

Monday, December 10, 2012

IDEX CORPORATION ANNOUNCES APPOINTMENT OF DAVID PARRY

TO BOARD OF DIRECTORS

Lake Forest, IL, December 10, 2012 – IDEX Corporation (NYSE: IEX) announced today the appointment of David Parry to the company’s Board of Directors.

Commenting on Mr. Parry’s appointment, IDEX Chairman and Chief Executive Officer Andrew Silvernail said, “We’re excited to have David join our Board. He is an exceptional leader who brings broad global business and cultural perspective as well as an outstanding track record of performance. Having lived and led teams on three different continents — Asia, Europe, and North America — David has demonstrated the ability to create value organically and through acquisition. He is a terrific addition to our already strong Board of Directors.”

Mr. Parry serves as Vice Chairman of Illinois Tool Works Inc. (NYSE: ITW), a $17.8 billion Fortune 150 diversified manufacturer. ITW operates businesses in 58 countries with 65,000 employees worldwide. Mr. Parry has overall responsibility for an $8 billion global P&L for the welding, construction, food equipment and consumer packaging businesses. He is also responsible for strategic sourcing and innovation and the technology center.

Before joining ITW in 1994, Mr. Parry worked for ICI, an international chemical manufacturer, where he held a variety of general management roles. Mr. Parry has advanced degrees in Chemistry from Victoria University of Manchester.

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units,

visit the company’s Web site at www.idexcorp.com.